Exhibit 21

LIVE CURRENT MEDIA INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction	Percent Owned by Live Current Media Inc.

Communicate.com Delaware Inc.	Delaware	100%

Domain Holdings Inc.	Alberta, Canada	98.2%

Acadia Management	British Columbia, Canada	98.2% (wholly-owned subsidiary of DHI)

0778227 BC Ltd.	British Columbia, Canada	98.2% (wholly-owned subsidiary of DHI)

612793 BC Ltd.	British Columbia, Canada	98.2% (wholly-owned subsidiary of DHI)

LCM Cricket Ventures Pte. Ltd.	Singapore	100%

Global Cricket Venture Pte. Ltd.	Singapore	50.05% (shares are owned by LCM Cricket Ventures Ptd. Ltd., a wholly-owned subsidiary of Live Current Media)